Exhibit (a)(i)

AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

by and among

NUCANA PLC

AND

CITIBANK, N.A.,

as Depositary,

AND

ALL HOLDERS AND BENEFICIAL OWNERS OF
AMERICAN DEPOSITARY SHARES
ISSUED HEREUNDER

Dated as of [●], 2024

Table of Contents

AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT NO. 1 TO DEPOSIT AGREEMENT, dated as of [●], 2024 (“Amendment No. 1”), by and among (i) NuCana plc, a public limited company incorporated under the laws of the England and Wales, and its successors (the “Company”), (ii) Citibank, N.A., a national banking association organized under the laws of the United States of America acting in its capacity as depositary, and any successor depositary hereunder (the “Depositary”), and (iii) all Holders and Beneficial Owners of American Depositary Shares outstanding under the Deposit Agreement (as hereinafter defined).

W I T N E S S E T H   T H A T:

WHEREAS, the Company and the Depositary entered into that certain Deposit Agreement, dated as of October 2, 2017 (the “Deposit Agreement”), for the creation of ADSs (as defined in the Deposit Agreement) representing the Shares (as defined in the Deposit Agreement) deposited thereunder and for the execution and delivery of American Depositary Receipts (“ADRs”) in respect of the ADSs; and

WHEREAS, the Company desires to change the ADS-to-Share ratio from the existing ratio of one (1) ADS to one (1) Share to a new ratio of one (1) ADS to twenty-five (25) Shares, and desires to (x) eliminate the Depositary’s ability to conduct Pre-Release Transactions (as defined in the Deposit Agreement), (y) amend the Deposit Agreement, the ADRs currently outstanding and the form of ADR annexed as Exhibit A to the Deposit Agreement to reflect such change, and (z) to give notice thereof to all Holders (as defined in the Deposit Agreement) of ADSs; and

WHEREAS, pursuant to Section 6.1 of the Deposit Agreement, the Company and the Depositary deem it necessary and desirable to amend the Deposit Agreement, the ADRs currently outstanding and the form of ADR annexed to the Deposit Agreement as Exhibit A for the purposes set forth herein; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement, the ADRs currently outstanding and the form of ADR annexed as Exhibit A to the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Definitions.

Unless otherwise specified in this Amendment No. 1, all capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Deposit Agreement.

Section 1.2           Effective Date.

The term “Effective Date” shall mean the date set forth above and as of which this Amendment No. 1 shall become effective.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

Section 2.1           Deposit Agreement Amendments.

All references in the Deposit Agreement to the term “Deposit Agreement” shall, as of the Effective Date, refer to the Deposit Agreement, dated as of October 2, 2017, as amended by this Amendment No. 1 to Deposit Agreement and as may be further amended and supplemented after the Effective Date.

Section 2.2           Amendments Binding on all Holders and Beneficial Owners.

From and after the Effective Date, this Amendment No. 1 to the Deposit Agreement effected hereby shall be binding on all Holders and Beneficial Owners of ADSs issued and outstanding as of the Effective Date and on all Holders and Beneficial Owners of ADSs issued after the Effective Date.

Section 2.3           Elimination of Pre-Release Transactions.

(a)               Section 1.5 of the Deposit Agreement is hereby amended by deleting such section as of the Effective Date and replacing such section with the following in its stead:

“Section 1.5 Reserved.”

(b)               Section 1.17 of the Deposit Agreement is hereby amended by deleting the last sentence of such section as of the Effective Date.

(c)               Section 1.28 of the Deposit Agreement is hereby amended by deleting such section as of the Effective Date and replacing such section with the following in its stead:

“Section 1.28 Reserved.”

(d)               Section 2.5 of the Deposit Agreement is hereby amended by deleting the last sentence of such section as of the Effective Date.

(e)               Section 2.14 of the Deposit Agreement is hereby amended by deleting such section as of the Effective Date and replacing such section with the following in its stead:

“Section 2.14 Restricted ADSs. The Depositary shall, at the request and expense of the Company, establish procedures enabling the deposit hereunder of Shares that are Restricted Securities in order to enable the holder of such Shares to hold its ownership interests in such Restricted Securities in the form of ADSs issued under the terms hereof (such Shares, “Restricted Shares”). Upon receipt of a written request from the Company to accept Restricted Shares for deposit hereunder, the Depositary agrees to establish procedures permitting the deposit of such Restricted Shares and the issuance of ADSs representing the right to receive, subject to the terms of the Deposit Agreement and the applicable ADR (if issued as a Certificated ADS), such deposited Restricted Shares (such ADSs, the “Restricted ADSs,” and the ADRs evidencing such Restricted ADSs, the “Restricted ADRs”). Notwithstanding anything contained in this Section 2.14, the Depositary and the Company may, to the extent not prohibited by law, agree to issue the Restricted ADSs in uncertificated form (“Uncertificated Restricted ADSs”) upon such terms and conditions as the Company and the Depositary may deem necessary and appropriate. The Company shall assist the Depositary in the establishment of such procedures and agrees that it shall take all steps necessary and satisfactory to the Depositary to ensure that the establishment of such procedures does not violate the provisions of the Securities Act or any other applicable laws. The depositors of such Restricted Shares and the Holders of the Restricted ADSs may be required prior to the deposit of such Restricted Shares, the transfer of the Restricted ADRs and Restricted ADSs or the withdrawal of the Restricted Shares represented by Restricted ADSs to provide such written certifications or agreements as the Depositary or the Company may require. The Company shall provide to the Depositary in writing the legend(s) to be affixed to the Restricted ADRs (if the Restricted ADSs are to be issued as Certificated ADSs), or to be included in the statements issued from time to time to Holders of Uncertificated ADSs (if issued as Uncertificated Restricted ADSs), which legends shall (i) be in a form reasonably satisfactory to the Depositary and (ii) contain the specific circumstances under which the Restricted ADSs, and, if applicable, the Restricted ADRs evidencing the Restricted ADSs, may be transferred or the Restricted Shares withdrawn. The Restricted ADSs issued upon the deposit of Restricted Shares shall be separately identified on the books of the Depositary and the Restricted Shares so deposited shall, to the extent required by law, be held separate and distinct from the other Deposited Securities held hereunder. The Restricted ADSs shall not be eligible for inclusion in any book-entry settlement system, including, without limitation, DTC (unless (x) otherwise agreed by the Company and the Depositary, (y) the inclusion of Restricted ADSs is acceptable to the applicable clearing system, and (z) the terms of such inclusion are generally accepted by the Commission for Restricted Securities of that type), and shall not in any way be fungible with the ADSs issued under the terms hereof that are not Restricted ADSs. The Restricted ADSs, and, if applicable, the Restricted ADRs evidencing the Restricted ADSs, shall be transferable only by the Holder thereof upon delivery to the Depositary of (i) all documentation otherwise contemplated by the Deposit Agreement and (ii) an opinion of counsel satisfactory to the Depositary setting forth, inter alia, the conditions upon which the Restricted ADSs presented, and, if applicable, the Restricted ADRs evidencing the Restricted ADSs, are transferable by the Holder thereof under applicable securities laws and the transfer restrictions contained in the legend applicable to the Restricted ADSs presented for transfer. Except as set forth in this Section 2.14 and except as required by applicable law, the Restricted ADSs and the Restricted ADRs evidencing Restricted ADSs shall be treated as ADSs and ADRs issued and outstanding under the terms of the Deposit Agreement. In the event that, in determining the rights and obligations of parties hereto with respect to any Restricted ADSs, any conflict arises between (a) the terms of the Deposit Agreement (other than this Section 2.14) and (b) the terms of (i) this Section 2.14 or (ii) the applicable Restricted ADR, the terms and conditions set forth in this Section 2.14 and of the Restricted ADR shall be controlling and shall govern the rights and obligations of the parties to the Deposit Agreement pertaining to the deposited Restricted Shares, the Restricted ADSs and Restricted ADRs.

If the Restricted ADRs, the Restricted ADSs and the Restricted Shares cease to be Restricted Securities, the Depositary, upon receipt of (x) an opinion of counsel satisfactory to the Depositary setting forth, inter alia, that the Restricted ADRs, the Restricted ADSs and the Restricted Shares are not as of such time, or in connection with a transaction, Restricted Securities, (y) instructions from the Company and/or the applicable ADS Holder to remove the restrictions applicable to the Restricted ADRs, the Restricted ADSs and the Restricted Shares, and (z) payment of applicable taxes and the ADS fees and charges of the Depositary (as set forth in Section 5.9 and Exhibit B hereto) for each of the issuance, cancellation, transfer and conversion processes undertaken in connection with the removal of the restrictions applicable to the Restricted ADRs, Restricted ADSs and/or Restricted Shares (as the case may be), shall (i) eliminate the distinctions and separations that may have been established between the applicable Restricted Shares held on deposit under this Section 2.14 and the other Shares held on deposit under the terms of the Deposit Agreement that are not Restricted Shares by converting the Restricted ADSs into freely transferable ADSs (which shall entail, inter alia, the cancellation of the Restricted ADSs and the issuance of the corresponding freely transferable ADSs, and instructing the Custodian to transfer the corresponding Shares from and into the applicable custody accounts maintained for the applicable ADS series), (ii) treat the newly unrestricted ADRs and ADSs on the same terms as, and fully fungible with, the other ADRs and ADSs issued and outstanding under the terms of the Deposit Agreement that are not Restricted ADRs or Restricted ADSs, and (iii) take all actions necessary to remove any distinctions, limitations and restrictions previously existing under this Section 2.14 between the applicable Restricted ADRs and Restricted ADSs, respectively, on the one hand, and the other ADRs and ADSs that are not Restricted ADRs or Restricted ADSs, respectively, on the other hand, including, without limitation, by making the newly-unrestricted ADSs eligible for inclusion in the applicable book-entry settlement systems.”

(f)                Section 5.10 of the Deposit Agreement is hereby amended by deleting such section as of the Effective Date and replacing such section with the following in its stead:

“Section 5.10 Certain Rights of the Depositary. The Depositary, its Affiliates and their agents, on their own behalf, may own and deal in any class of securities of the Company and its Affiliates and in ADSs.”

ARTICLE III

AMENDMENTS TO THE FORM OF ADR, AND ISSUED AND OUTSTANDING ADRs

Section 3.1           ADR Amendments.

(a)               The phrase in the top, right-hand corner of the first page of the Form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting such phrase in its entirety and inserting the following in its stead:

“American Depositary Shares (each American Depositary Share representing the right to receive twenty-five (25) fully paid ordinary shares, nominal value £0.04 per share)”

(b)               The second sentence of the introductory paragraph of the first page of the Form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting such sentence in its entirety and inserting the following in its stead:

“As of the date of issuance of this ADR, each ADS represents the right to receive twenty-five (25) Shares deposited under the Deposit Agreement (as hereinafter defined) with the Custodian, which at the date of execution of the Deposit Agreement is Citibank, N.A., London Branch (the “Custodian”).”

(c)               The first sentence of paragraph (1) of the form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting such sentence in its entirety and inserting the following in its stead:

“This American Depositary Receipt is one of an issue of American Depositary Receipts (“ADRs”), all issued and to be issued upon the terms and conditions set forth in the Deposit Agreement, dated as of October 2, 2017, as amended by Amendment No. 1 to Deposit Agreement, dated as of [●], 2024 (as amended and supplemented from time to time, the “Deposit Agreement”), by and among the Company, the Depositary, and all Holders and Beneficial Owners from time to time of ADSs issued thereunder.”

(d)               Paragraph (26) of the form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting such paragraph in its entirety and inserting the following in its stead:

“(26) Certain Rights of the Depositary. The Depositary, its Affiliates and their agents, on their own behalf, may own and deal in any class of securities of the Company and its Affiliates and in ADSs.”

Section 3.2           Change of Ratio.

All other references to the ADS-to-Share ratio made in the form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs outstanding, as of the Effective Date, under the terms of the Deposit Agreement shall, as of the Effective Date, refer to the ADS-to-Share ratio of “one (1) ADS to twenty-five (25) Shares.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1           Representations and Warranties.

The Company represents and warrants to, and agrees with, the Depositary and the Holders and Beneficial Owners, that:

(a)               This Amendment No. 1, when executed and delivered by the Company, and the Deposit Agreement and all other documentation executed and delivered by the Company in connection therewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b)               In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment No. 1 or the Deposit Agreement as amended hereby, or any other document furnished hereunder or thereunder in the England and Wales, none of such agreements need to be filed or recorded with any court or other authority in the England and Wales, nor does any stamp or similar tax need be paid in the England and Wales on or in respect of such agreements; and

(c)               All of the information provided to the Depositary by the Company in connection with this Amendment No. 1 is true, accurate and correct.

ARTICLE V

MISCELLANEOUS

Section 5.1           New ADRs.

From and after the Effective Date, the Depositary shall arrange to have new ADRs printed to reflect the changes to the form of ADR effected by this Amendment No. 1. All ADRs issued hereunder after the Effective Date, whether upon the deposit of Shares or other Deposited Securities or upon the transfer, combination or split up of existing ADRs, shall be substantially in the form of the specimen ADR attached as Exhibit A hereto. ADRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of ADR effected hereby, need to be called in for exchange. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

Section 5.2           Notice of Amendment to Holders of ADSs.

The Depositary is hereby directed to send a notice informing the Holders of ADSs, inter alia, (i) of the terms of this Amendment No. 1; (ii) of the Effective Date of this Amendment No. 1; (iii) that the Holder of ADRs are requested to surrender their ADRs in exchange for new ADRs reflecting the changes effected by this Amendment No. 1, as provided in Section 5.1 hereof; and (iv) that copies of this Amendment No. 1 may be retrieved from the Commission’s website at www.sec.gov and may be obtained from the Depositary and the Company upon request. The notice to Holders of ADSs shall be substantially in the form of Exhibit B attached hereto.

Section 5.3           Indemnification.

The Company agrees to indemnify and hold harmless the Depositary (and any and all of its directors, employees and officers) for any and all liability it or they may incur as a result of the terms of this Amendment No. 1 and the transactions contemplated herein.

Section 5.4           Ratification.

Except as expressly amended hereby, the terms, covenants and conditions of the Deposit Agreement as originally executed shall remain in full force and effect.

Section 5.5           Governing Law.

This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of choice of law.

Section 5.6           Counterparts.

This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts together shall be deemed an original, and all such counterparts together shall constitute one and the same agreement.

[Signatures on the following page.]

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment No. 1 to be executed by representatives thereunto duly authorized as of the date set forth above.

NUCANA PLC

By:
Name:
Title:

CITIBANK, N.A., as Depositary

By:
Name:
Title:

EXHIBIT A

FORM OF ADR

Number	CUSIP NUMBER: ______________
_____________
American Depositary Shares (each American Depositary Share representing the right to receive twenty-five (25) fully paid ordinary shares, nominal value £0.04 per share)

AMERICAN DEPOSITARY RECEIPT

for

AMERICAN DEPOSITARY SHARES

representing

DEPOSITED ORDINARY SHARES, NOMINAL VALUE £0.04 PER SHARE

of

NUCANA PLC

(Incorporated under the laws of England and Wales)

CITIBANK, N.A., a national banking association organized and existing under the laws of the United States of America, as depositary (the “Depositary”), hereby certifies that _____________is the owner of ______________ American Depositary Shares (hereinafter “ADS”) representing deposited ordinary shares, nominal value £0.04 per share, including evidence of rights to receive such ordinary shares (the “Shares”), of NuCana plc, a public limited company incorporated under the laws of England and Wales (the “Company”). As of the date of issuance of this ADR, each ADS represents the right to receive twenty-five (25) Shares deposited under the Deposit Agreement (as hereinafter defined) with the Custodian, which at the date of execution of the Deposit Agreement is Citibank, N.A., London Branch (the “Custodian”). The ADS(s)-to-Share(s) ratio is subject to amendment as provided in Articles IV and VI of the Deposit Agreement. The Depositary’s Principal Office is located at 388 Greenwich Street, New York, New York 10013, U.S.A.

(1)               The Deposit Agreement. This American Depositary Receipt is one of an issue of American Depositary Receipts (“ADRs”), all issued and to be issued upon the terms and conditions set forth in the Deposit Agreement, dated as of October 2, 2017, as amended by Amendment No. 1 to Deposit Agreement, dated as of [●], 2024 (as amended and supplemented from time to time, the “Deposit Agreement”), by and among the Company, the Depositary, and all Holders and Beneficial Owners from time to time of ADSs issued thereunder. The Deposit Agreement sets forth the rights and obligations of Holders and Beneficial Owners of ADSs and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other Deposited Property (as defined in the Deposit Agreement) from time to time received and held on deposit in respect of the ADSs. Copies of the Deposit Agreement are on file at the Principal Office of the Depositary and with the Custodian. Each Holder and each Beneficial Owner, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement, shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable ADR(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof. The manner in which a Beneficial Owner or Holder holds ADSs (e.g., in a brokerage account vs. as registered holder) may affect the rights and obligations of, the manner in which, and the extent to which services are made available to them pursuant to the terms of the Deposit Agreement. With respect to the foregoing sentence, neither the Depositary nor the Company shall bear any responsibility for any Beneficial Owner or Holder’s loss, liability, tax, charge or expense.

The statements made on the face and reverse of this ADR are summaries of certain provisions of the Deposit Agreement and the Articles of Association of the Company (as in effect on the date of the signing of the Deposit Agreement) and are qualified by and subject to the detailed provisions of the Deposit Agreement and the Articles of Association, to which reference is hereby made.

All capitalized terms not defined herein shall have the meanings ascribed thereto in the Deposit Agreement.

The Depositary makes no representation or warranty as to the validity or worth of the Deposited Property. The Depositary has made arrangements for the acceptance of the ADSs into DTC. Each Beneficial Owner of ADSs held through DTC must rely on the procedures of DTC and the DTC Participants to exercise and be entitled to any rights attributable to such ADSs. The Depositary may issue Uncertificated ADSs subject, however, to the terms and conditions of Section 2.13 of the Deposit Agreement.

(2)               Surrender of ADSs and Withdrawal of Deposited Securities. The Holder of this ADR (and of the ADSs evidenced hereby) shall be entitled to Delivery (at the Custodian’s designated office) of the Deposited Securities at the time represented by the ADSs evidenced hereby upon satisfaction of each of the following conditions: (i) the Holder (or a duly-authorized attorney of the Holder) has duly Delivered to the Depositary at its Principal Office the ADSs evidenced hereby (and if applicable, this ADR) for the purpose of withdrawal of the Deposited Securities represented thereby, (ii) if applicable and so required by the Depositary, this ADR Delivered to the Depositary for such purpose has been properly endorsed in blank or is accompanied by proper instruments of transfer in blank (including signature guarantees in accordance with standard securities industry practice), (iii) if so required by the Depositary, the Holder of the ADSs has executed and delivered to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be Delivered to or upon the written order of the person(s) designated in such order, and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 of, and Exhibit B to, the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this ADR evidencing the surrendered ADSs, of the Deposit Agreement, of the Company’s Articles of Association and of any applicable laws and the rules of CREST, and to any provisions of or governing the Deposited Securities, in each case as in effect at the time thereof.

Upon satisfaction of each of the conditions specified above, the Depositary (i) shall cancel the ADSs Delivered to it (and, if applicable, this ADR(s) evidencing the ADSs so Delivered), (ii) shall direct the Registrar to record the cancellation of the ADSs so Delivered on the books maintained for such purpose, and (iii) shall direct the Custodian to Deliver, or cause the Delivery of, in each case, without unreasonable delay, the Deposited Securities represented by the ADSs so canceled together with any certificate or other document of title for the Deposited Securities, or evidence of the electronic transfer thereof (if available), as the case may be, to or upon the written order of the person(s) designated in the order delivered to the Depositary for such purpose, subject however, in each case, to the terms and conditions of the Deposit Agreement, of this ADR evidencing the ADSs so canceled, of the Articles of Association of the Company, of any applicable laws and of the rules of CREST, and to the terms and conditions of or governing the Deposited Securities, in each case as in effect at the time thereof.

The Depositary shall not accept for surrender ADSs representing less than one (1) Share. In the case of Delivery to it of ADSs representing a number other than a whole number of Shares, the Depositary shall cause ownership of the appropriate whole number of Shares to be Delivered in accordance with the terms hereof, and shall, at the discretion of the Depositary, either (i) return to the person surrendering such ADSs the number of ADSs representing any remaining fractional Share, or (ii) sell or cause to be sold the fractional Share represented by the ADSs so surrendered and remit the proceeds of such sale (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) applicable taxes withheld) to the person surrendering the ADSs.

Notwithstanding anything else contained in this ADR or the Deposit Agreement, the Depositary may make delivery at the Principal Office of the Depositary of Deposited Property consisting of (i) any cash dividends or cash distributions, or (ii) any proceeds from the sale of any non-cash distributions, which are at the time held by the Depositary in respect of the Deposited Securities represented by the ADSs surrendered for cancellation and withdrawal. At the request, risk and expense of any Holder so surrendering ADSs represented by this ADR, and for the account of such Holder, the Depositary shall direct the Custodian to forward (to the extent permitted by law) any Deposited Property (other than Deposited Securities) held by the Custodian in respect of such ADSs to the Depositary for delivery at the Principal Office of the Depositary. Such direction shall be given by letter or, at the request, risk and expense of such Holder, by cable, telex or facsimile transmission.

(3)               Transfer, Combination and Split-up of ADRs. The Registrar shall register the transfer of this ADR (and of the ADSs represented hereby) on the books maintained for such purpose and the Depositary shall (x) cancel this ADR and execute new ADRs evidencing the same aggregate number of ADSs as those evidenced by this ADR when canceled by the Depositary, (y) cause the Registrar to countersign such new ADRs and (z) Deliver such new ADRs to or upon the order of the person entitled thereto, if each of the following conditions has been satisfied: (i) this ADR has been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its Principal Office for the purpose of effecting a transfer thereof, (ii) this surrendered ADR has been properly endorsed or is accompanied by proper instruments of transfer (including signature guarantees in accordance with standard securities industry practice), (iii) this surrendered ADR has been duly stamped (if required by the laws of the State of New York or of the United States), and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 of, and Exhibit B to, the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this ADR, of the Deposit Agreement and of applicable law, in each case as in effect at the time thereof.

The Registrar shall register the split-up or combination of this ADR (and of the ADSs represented hereby) on the books maintained for such purpose and the Depositary shall (x) cancel this ADR and execute new ADRs for the number of ADSs requested, but in the aggregate not exceeding the number of ADSs evidenced by this ADR when canceled by the Depositary, (y) cause the Registrar to countersign such new ADRs and (z) Deliver such new ADRs to or upon the order of the Holder thereof, if each of the following conditions has been satisfied: (i) this ADR has been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its Principal Office for the purpose of effecting a split-up or combination hereof, and (ii) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 of, and Exhibit B to, the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this ADR, of the Deposit Agreement and of applicable law, in each case as in effect at the time thereof.

(4)               Pre-Conditions to Registration, Transfer, Etc. As a condition precedent to the execution and delivery, the registration of issuance, transfer, split-up, combination or surrender, of any ADS, the delivery of any distribution thereon, or the withdrawal of any Deposited Property, the Depositary or the Custodian may require (i) payment from the depositor of Shares or presenter of ADSs or of this ADR of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees and charges of the Depositary as provided in Section 5.9 and Exhibit B to the Deposit Agreement and in this ADR, (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature or any other matter contemplated by Section 3.1 of the Deposit Agreement, and (iii) compliance with (A) any laws or governmental regulations relating to the execution and delivery of this ADR or ADSs or to the withdrawal of Deposited Securities and (B) such reasonable regulations as the Depositary and the Company may establish consistent with the provisions of this ADR, if applicable, the Deposit Agreement and applicable law. If satisfaction of any condition precedent referred to above would involve an unlawful payment by the Company under the applicable laws of England and Wales, the Company and the Depositary shall reasonably cooperate to determine if there is a mutually agreeable lawful alternative, provided, that in no event shall the Company be required to make any unlawful payment, provided further, that in no event shall the Depositary be required to effect any transaction until it receives applicable payments with respect thereto, as provided herein and in the Deposit Agreement.

The issuance of ADSs against deposits of Shares generally or against deposits of particular Shares may be suspended, or the deposit of particular Shares may be refused, or the registration of transfer of ADSs in particular instances may be refused, or the registration of transfers of ADSs generally may be suspended, during any period when the transfer books of the Company, the Depositary, a Registrar or the Share Registrar are closed or if any such action is deemed necessary or advisable by the Depositary or the Company, in good faith, at any time or from time to time because of any requirement of law or regulation, any government or governmental body or commission or any securities exchange on which the ADSs or Shares are listed, or under any provision of the Deposit Agreement or this ADR, if applicable, or under any provision of, or governing, the Deposited Securities, or because of a meeting of shareholders of the Company or for any other reason, subject, in all cases, to paragraph (25) of this ADR and Section 7.8 of the Deposit Agreement. Notwithstanding any provision of the Deposit Agreement or this ADR to the contrary, Holders are entitled to surrender outstanding ADSs to withdraw the Deposited Securities associated herewith at any time subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges, (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the Deposited Securities, and (iv) other circumstances specifically contemplated by Instruction I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).

(5)               Compliance with Information Requests. Notwithstanding any other provision of the Deposit Agreement or this ADR, each Holder and Beneficial Owner of the ADSs represented hereby agrees to comply with requests from the Company pursuant to applicable law, the rules and requirements of The NASDAQ Global Market and any other stock exchange on which the Shares or ADSs are, or will be, registered, traded or listed or the Articles of Association of the Company, which are made to provide information, inter alia, as to the capacity in which such Holder or Beneficial Owner owns ADSs (and the Shares represented by such ADSs, as the case may be) and regarding the identity of any other person(s) interested in such ADSs (and the Shares represented by such ADSs, as the case may be) and the nature of such interest and various other matters, whether or not they are Holders and/or Beneficial Owners at the time of such request. The Depositary agrees to use its reasonable efforts to forward, upon the request of the Company and at the Company’s expense, any such request from the Company to the Holders and to forward to the Company any such responses to such requests received by the Depositary.

(6)               Ownership Restrictions. Notwithstanding any other provision of this ADR or of the Deposit Agreement, the Company may restrict transfers of the Shares where such transfer might result in ownership of Shares exceeding limits imposed by applicable law or the Articles of Association of the Company. The Company may also restrict, in such manner as it deems appropriate, transfers of the ADSs where such transfer may result in the total number of Shares represented by the ADSs owned by a single Holder or Beneficial Owner to exceed any such limits. The Company may, in its sole discretion but subject to applicable law, instruct the Depositary to take action with respect to the ownership interest of any Holder or Beneficial Owner in excess of the limits set forth in the preceding sentence, including, but not limited to, the imposition of restrictions on the transfer of ADSs, the removal or limitation of voting rights or the mandatory sale or disposition on behalf of a Holder or Beneficial Owner of the Shares represented by the ADSs held by such Holder or Beneficial Owner in excess of such limitations, if and to the extent such disposition is permitted by applicable law and the Articles of Association of the Company. Nothing herein or in the Deposit Agreement shall be interpreted as obligating the Depositary or the Company to ensure compliance with the ownership restrictions described herein or in Section 3.5 of the Deposit Agreement.

(7)               Reporting Obligations and Regulatory Approvals. Applicable laws and regulations may require holders and beneficial owners of Shares, including the Holders and Beneficial Owners of ADSs, to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. Holders and Beneficial Owners of ADSs are solely responsible for determining and complying with such reporting requirements and obtaining such approvals. Each Holder and each Beneficial Owner hereby agrees to make such determination, file such reports, and obtain such approvals to the extent and in the form required by applicable laws and regulations as in effect from time to time. Neither the Depositary, the Custodian, the Company or any of their respective agents or affiliates shall be required to take any actions whatsoever on behalf of Holders or Beneficial Owners to determine or satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

(8)               Liability for Taxes and Other Charges. Any tax or other governmental charge payable by the Custodian or by the Depositary with respect to any Deposited Property, ADSs or this ADR shall be payable by the Holders and Beneficial Owners to the Depositary. The Company, the Custodian and/or the Depositary may withhold or deduct from any distributions made in respect of Deposited Property, and may sell for the account of a Holder and/or Beneficial Owner any or all of the Deposited Property and apply such distributions and sale proceeds in payment of, any taxes (including applicable interest and penalties) or charges that are or may be payable by Holders or Beneficial Owners in respect of the ADSs, Deposited Property and this ADR, the Holder and the Beneficial Owner hereof remaining liable for any deficiency. The Custodian may refuse the deposit of Shares and the Depositary may refuse to issue ADSs, to deliver ADRs, to register the transfer of ADSs, to register the split-up or combination of ADRs and (subject to paragraph (25) of this ADR and Section 7.8 of the Deposit Agreement) the withdrawal of Deposited Property until payment in full of such tax, charge, penalty or interest is received. Every Holder and Beneficial Owner agrees to indemnify the Depositary, the Company, the Custodian, and any of their agents, officers, employees and Affiliates for, and to hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for such Holder and/or Beneficial Owner. The obligations of Holders and Beneficial Owners under Section 3.2 of the Deposit Agreement shall survive any transfer of ADSs, any cancellation of ADSs and withdrawal of Deposited Securities, and the termination of the Deposit Agreement.

(9)               Representations and Warranties on Deposit of Shares. Each person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that (i) such Shares and the certificates therefor are duly authorized, validly allotted and issued, fully paid, not subject to any call for the payment of further capital and legally obtained by such person, (ii) all preemptive (and similar) rights, if any, with respect to such Shares have been validly waived, disapplied or exercised, (iii) the person making such deposit is duly authorized so to do, (iv) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, (v) the Shares presented for deposit are not, and the ADSs issuable upon such deposit will not be, Restricted Securities (except as contemplated in Section 2.14 of the Deposit Agreement), and (vi) the Shares presented for deposit have not been stripped of any rights or entitlements. Such representations and warranties shall survive the deposit and withdrawal of Shares, the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs. If any such representations or warranties are false in any way, the Company and the Depositary shall be authorized, at the cost and expense of the person depositing Shares, to take any and all actions necessary to correct the consequences thereof.

(10)           Proofs, Certificates and Other Information. Any person presenting Shares for deposit, any Holder and any Beneficial Owner may be required, and every Holder and Beneficial Owner agrees, from time to time to provide to the Depositary and the Custodian such proof of citizenship or residence, taxpayer status, payment of all applicable taxes or other governmental charges relating to that person, exchange control approval, legal or beneficial ownership of ADSs and Deposited Property, compliance with applicable laws, the terms of the Deposit Agreement or this ADR evidencing the ADSs and the provisions of, or governing, the Deposited Property, to execute such certifications and to make such representations and warranties, and to provide such other information and documentation (or, in the case of Shares in registered form presented for deposit, such information relating to the registration on the books of the Company or of the Share Registrar) as the Depositary or the Custodian may deem necessary or proper or as the Company may reasonably require by written request to the Depositary consistent with its obligations under the Deposit Agreement and this ADR. The Depositary and the Registrar, as applicable, may withhold the execution or delivery or registration of transfer of any ADR or ADS or the distribution or sale of any dividend or distribution of rights or of the proceeds thereof or, to the extent not limited by paragraph (25) and the terms of Section 7.8 of the Deposit Agreement, the delivery of any Deposited Property until such proof or other information is filed or such certifications are executed, or such representations and warranties are made, or such other documentation or information is provided, in each case to the Depositary’s, the Registrar’s and the Company’s satisfaction. The Depositary shall provide the Company, in a timely manner, with copies or originals if necessary and appropriate of (i) any such proofs of citizenship or residence, taxpayer status, or exchange control approval or copies of written representations and warranties which it receives from Holders and Beneficial Owners, and (ii) any other information or documents which the Company may reasonably request and which the Depositary shall request and receive from any Holder or Beneficial Owner or any person presenting Shares for deposit or ADSs for cancellation, transfer or withdrawal. Nothing herein shall obligate the Depositary to (i) obtain any information for the Company if not provided by the Holders or Beneficial Owners, or (ii) verify or vouch for the accuracy of the information so provided by the Holders or Beneficial Owners.

(11)           ADS Fees and Charges. The following ADS fees are payable under the terms of the Deposit Agreement:

(i)	ADS Issuance Fee: by any person to whom the ADSs are issued (e.g., an issuance of ADSs upon a deposit of Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), excluding ADS issuances described in paragraph (iv) below, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) issued under the terms of the Deposit Agreement;

(ii)	ADS Cancellation Fee: by any person whose ADSs are being cancelled (e.g., a cancellation of ADSs for delivery of Deposited Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) cancelled;

(iii)	Cash Distribution Fee: by any Holder of ADSs, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of cash dividends or other cash distributions (e.g., upon sale of rights and other entitlements);

(iv)	Stock Distribution /Rights Exercise Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of ADSs pursuant to (a) stock dividends or other free stock distributions or (b) the exercise of rights to purchase additional ADSs;

(v)	Other Distribution Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., spin-off shares); and

(vi)	Depositary Services Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.

The Company, Holders, Beneficial Owners, persons receiving ADSs upon issuance, and persons whose ADSs are being cancelled shall be responsible for the following ADS charges under the terms of the Deposit Agreement:

(a)	taxes (including applicable interest and penalties) and other governmental charges;

(b)	such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(c)	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing Shares or withdrawing Deposited Securities or of the Holders and Beneficial Owners of ADSs;

(d)	the expenses and charges incurred by the Depositary in the conversion of foreign currency;

(e)	such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, Deposited Securities, ADSs and ADRs; and

(f)	the fees and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the delivery or servicing of Deposited Property.

All ADS fees and charges so payable may be deducted from distributions or must be remitted to the Depositary, or its designee, may be waived by the Depositary in full or in part with respect to some or all ADSs upon such terms, and subject to such conditions, as the Depositary may determine and may, at any time and from time to time, be changed by agreement between the Depositary and the Company, but, in the case of ADS fees and charges payable by Holders and Beneficial Owners, only in the manner contemplated by paragraph (23) of this ADR and as contemplated in Section 6.1 of the Deposit Agreement. The Depositary shall provide, without charge, a copy of its latest ADS fee schedule to anyone upon request.

ADS fees and charges payable upon (i) the issuance of ADSs and (ii) the cancellation of ADSs will be payable by the person to whom the ADSs are so issued by the Depositary (in the case of ADS issuances) and by the person whose ADSs are being cancelled (in the case of ADS cancellations). In the case of ADSs issued by the Depositary into DTC or presented to the Depositary via DTC, the ADS issuance and cancellation fees and charges will be payable by the DTC Participant(s) receiving the ADSs from the Depositary or the DTC Participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC Participant(s) as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are payable by Holders as of the applicable ADS Record Date established by the Depositary. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, the applicable Holders as of the ADS Record Date established by the Depositary will be invoiced for the amount of the ADS fees and charges and such ADS fees may be deducted from distributions made to Holders. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such ADS fees and charges to the Beneficial Owners for whom they hold ADSs.

The Depositary may reimburse the Company for certain expenses incurred by the Company in respect of the ADR program established pursuant to the Deposit Agreement, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the Depositary agree from time to time. The Company shall pay to the Depositary such fees and charges, and reimburse the Depositary for such out-of-pocket expenses, as the Depositary and the Company may agree from time to time. Responsibility for payment of such fees, charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary. Unless otherwise agreed, the Depositary shall present its statement for such fees, charges and reimbursements to the Company once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The obligations of Holders and Beneficial Owners to pay ADS fees and charges shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary as described in Section 5.4 of the Deposit Agreement, the right to collect ADS fees and charges shall extend for those ADS fees and charges incurred prior to the effectiveness of such resignation or removal.

(12)           Title to ADRs. Subject to the limitations contained in the Deposit Agreement and in this ADR, it is a condition of this ADR, and every successive Holder of this ADR by accepting or holding the same consents and agrees, that title to this ADR (and to each Certificated ADS evidenced hereby) shall be transferable upon the same terms as a certificated security under the laws of the State of New York, provided that, in the case of Certificated ADSs, this ADR has been properly endorsed or is accompanied by proper instruments of transfer. Notwithstanding any notice to the contrary, the Depositary and the Company may deem and treat the Holder of this ADR (that is, the person in whose name this ADR is registered on the books of the Depositary) as the absolute owner thereof for all purposes. Neither the Depositary nor the Company shall have any obligation nor be subject to any liability under the Deposit Agreement or this ADR to any holder of this ADR or any Beneficial Owner unless, in the case of a holder of ADSs, such holder is the Holder of this ADR registered on the books of the Depositary or, in the case of a Beneficial Owner, such Beneficial Owner, or the Beneficial Owner’s representative, is the Holder registered on the books of the Depositary.

(13)           Validity of ADR. The Holder(s) of this ADR (and the ADSs represented hereby) shall not be entitled to any benefits under the Deposit Agreement or be valid or enforceable for any purpose against the Depositary or the Company unless this ADR has been (i) dated, (ii) signed by the manual or facsimile signature of a duly-authorized signatory of the Depositary, (iii) countersigned by the manual or facsimile signature of a duly-authorized signatory of the Registrar, and (iv) registered in the books maintained by the Registrar for the registration of issuances and transfers of ADRs. An ADR bearing the facsimile signature of a duly-authorized signatory of the Depositary or the Registrar, who at the time of signature was a duly authorized signatory of the Depositary or the Registrar, as the case may be, shall bind the Depositary, notwithstanding the fact that such signatory has ceased to be so authorized prior to the delivery of such ADR by the Depositary.

(14)           Available Information; Reports; Inspection of Transfer Books. The Company is subject to the periodic reporting requirements of the Exchange Act and, accordingly, is required to file or furnish certain reports with the Commission. These reports can be retrieved from the Commission’s website (www.sec.gov) and can be inspected and copied at the public reference facilities maintained by the Commission located (as of the date of the Deposit Agreement) at 100 F Street, N.E., Washington D.C. 20549.

The Depositary shall make available for inspection by Holders at its Principal Office any reports and communications, including any proxy soliciting materials, received from the Company which are both (a) received by the Depositary, the Custodian, or the nominee of either of them as the holder of the Deposited Property and (b) made generally available to the holders of such Deposited Property by the Company. The Depositary shall also provide or make available to Holders copies of such reports when furnished by the Company pursuant to Section 5.6 of the Deposit Agreement.

Until termination of the Deposit Agreement in accordance with its terms, the Registrar shall maintain in the Borough of Manhattan, the City of New York, an office and facilities for the issuance and delivery of ADSs, the acceptance for surrender of ADS(s) for the purpose of withdrawal of Deposited Securities, the registration of issuances, cancellations, transfers, combinations and split-ups of ADS(s) and, if applicable, to countersign ADRs evidencing the ADSs so issued, transferred, combined or split-up, in each case in accordance with the provisions of the Deposit Agreement.

The Registrar shall keep books for the registration of ADSs which at all reasonable times shall be open for inspection by the Company and by the Holders of such ADSs, provided that such inspection shall not be, to the Registrar’s knowledge, for the purpose of communicating with Holders of such ADSs in the interest of a business or object other than the business of the Company or other than a matter related to the Deposit Agreement or the ADSs.

The Registrar may close the transfer books with respect to the ADSs, at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties hereunder, or at the reasonable written request of the Company subject, in all cases, to paragraph (25) and Section 7.8 of the Deposit Agreement.

Dated:

CITIBANK, N.A. Transfer Agent and Registrar	CITIBANK, N.A. as Depositary

By: __________________________________	By: __________________________________
Authorized Signatory	Authorized Signatory

The address of the Principal Office of the Depositary is 388 Greenwich Street, New York, New York 10013, U.S.A.

[FORM OF REVERSE OF ADR]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS

OF THE DEPOSIT AGREEMENT

(15)           Dividends and Distributions in Cash, Shares, etc. (a) Cash Distributions: Whenever the Company intends to make a distribution of a cash dividend or other cash distribution in respect of any Deposited Securities, the Company shall give notice thereof to the Depositary at least twenty (20) days (or such other number of days as mutually agreed to in writing by the Depositary and the Company) prior to the proposed distribution specifying, inter alia, the record date applicable for determining the holders of Deposited Securities entitled to receive such distribution. Upon the timely receipt of such notice, the Depositary shall establish the ADS Record Date upon the terms described in Section 4.9 of the Deposit Agreement. Upon receipt of confirmation of the receipt of (x) any cash dividend or other cash distribution on any Deposited Securities, or (y) proceeds from the sale of any Deposited Property held in respect of the ADSs under the terms of the Deposit Agreement, the Depositary will (i) if at the time of receipt thereof any amounts received in a Foreign Currency can, in the judgment of the Depositary (pursuant to Section 4.8 of the Deposit Agreement), be converted on a practicable basis into Dollars transferable to the United States, promptly convert or cause to be converted such cash dividend, distribution or proceeds into Dollars (on the terms described in Section 4.8 of the Deposit Agreement), (ii) if applicable and unless previously established, establish the ADS Record Date upon the terms described in Section 4.9 of the Deposit Agreement, and (iii) distribute promptly the amount thus received (net of (a) the applicable fees and charges of, and expenses incurred by, the Depositary and (b) applicable taxes withheld) to the Holders entitled thereto as of the ADS Record Date in proportion to the number of ADSs held as of the ADS Record Date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder a fraction of one cent, and any balance not so distributed shall be held by the Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the Depositary for distribution to Holders of ADSs outstanding at the time of the next distribution. If the Company, the Custodian or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities, or from any cash proceeds from the sales of Deposited Property, an amount on account of taxes, duties or other governmental charges, the amount distributed to Holders on the ADSs shall be reduced accordingly. Such withheld amounts shall be forwarded by the Company, the Custodian or the Depositary to the relevant governmental authority. Evidence of payment thereof by the Company shall be forwarded by the Company to the Depositary upon request. The Depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable Holders and Beneficial Owners of ADSs until the distribution can be effected or the funds that the Depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States. Notwithstanding anything contained in the Deposit Agreement to the contrary, in the event the Company fails to give the Depositary timely notice of the proposed distribution provided for in Section 4.1 of the Deposit Agreement, the Depositary agrees to use commercially reasonable efforts to perform the actions contemplated in Section 4.1 of the Deposit Agreement, and the Company, the Holders and the Beneficial Owners acknowledge that the Depositary shall have no liability for the Depositary’s failure to perform the actions contemplated in Section 4.1 of the Deposit Agreement where such notice has not been so timely given, other than its failure to use commercially reasonable efforts, as provided herein.

(b)       Share Distributions: Whenever the Company intends to make a distribution that consists of a dividend in, or free distribution of, Shares, the Company shall give notice thereof to the Depositary at least twenty (20) days (or such other number of days as mutually agreed to in writing by the Depositary and the Company) prior to the proposed distribution, specifying, inter alia, the record date applicable to holders of Deposited Securities entitled to receive such distribution. Upon the timely receipt of such notice from the Company, the Depositary shall establish the ADS Record Date upon the terms described in Section 4.9 of the Deposit Agreement. Upon receipt of confirmation from the Custodian of the receipt of the Shares so distributed by the Company, the Depositary shall either (i) subject to Section 5.9 of the Deposit Agreement, distribute to the Holders as of the ADS Record Date in proportion to the number of ADSs held as of the ADS Record Date, additional ADSs, which represent in the aggregate the number of Shares received as such dividend, or free distribution, subject to the other terms of the Deposit Agreement (including, without limitation, (a) the applicable fees and charges of, and expenses incurred by, the Depositary and (b) applicable taxes), or (ii) if additional ADSs are not so distributed, take all actions necessary so that each ADS issued and outstanding after the ADS Record Date shall, to the extent permissible by law, thenceforth also represent rights and interests in the additional integral number of Shares distributed upon the Deposited Securities represented thereby (net of (a) the applicable fees and charges of, and expenses incurred by, the Depositary and (b) applicable taxes). In lieu of delivering fractional ADSs, the Depositary shall sell the number of Shares or ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds upon the terms described in Section 4.1 of the Deposit Agreement. In the event that the Depositary determines that any distribution in property (including Shares) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, or, if the Company in the fulfillment of its obligations under Section 5.7 of the Deposit Agreement, has furnished an opinion of U.S. counsel determining that Shares must be registered under the Securities Act or other laws in order to be distributed to Holders (and no such registration statement has been declared effective), the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable, and the Depositary shall distribute the net proceeds of any such sale (after deduction of (a) applicable taxes and (b) fees and charges of, and expenses incurred by, the Depositary) to Holders entitled thereto upon the terms described in Section 4.1 of the Deposit Agreement. The Depositary shall hold and/or distribute any unsold balance of such property in accordance with the provisions of the Deposit Agreement. Notwithstanding anything contained in the Deposit Agreement to the contrary, in the event the Company fails to give the Depositary timely notice of the proposed distribution provided for above, the Depositary agrees to use commercially reasonable efforts to perform the actions contemplated in Section 4.2 of the Deposit Agreement, and the Company, the Holders and the Beneficial Owners acknowledge that the Depositary shall have no liability for the Depositary’s failure to perform the actions contemplated in Section 4.2 of the Deposit Agreement where such notice has not been so timely given, other than its failure to use commercially reasonable efforts, as provided herein.

(c)       Elective Distributions in Cash or Shares: Whenever the Company intends to make a distribution payable at the election of the holders of Deposited Securities in cash or in additional Shares, the Company shall give notice thereof to the Depositary at least sixty (60) days (or such other number of days as mutually agreed to in writing by the Depositary and the Company) prior to the proposed distribution specifying, inter alia, the record date applicable to holders of Deposited Securities entitled to receive such elective distribution and whether or not it wishes such elective distribution to be made available to Holders of ADSs. Upon the timely receipt of a notice indicating that the Company wishes such elective distribution to be made available to Holders of ADSs, the Depositary shall consult with the Company to determine, and the Company shall assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such elective distribution available to the Holders of ADSs. The Depositary shall make such elective distribution available to Holders only if (i) the Company shall have timely requested that the elective distribution be made available to Holders, (ii) the Depositary shall have determined that such distribution is reasonably practicable and (iii) the Depositary shall have received satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement. If the above conditions are not satisfied or if the Company requests such elective distribution not to be made available to Holders of ADSs, the Depositary shall establish the ADS Record Date on the terms described in Section 4.9 of the Deposit Agreement and, to the extent permitted by law, distribute to the Holders, on the basis of the same determination as is made in England and Wales in respect of the Shares for which no election is made, either (X) cash upon the terms described in Section 4.1 of the Deposit Agreement or (Y) additional ADSs representing such additional Shares upon the terms described in Section 4.2 of the Deposit Agreement. If the above conditions are satisfied, the Depositary shall establish an ADS Record Date on the terms described in Section 4.9 of the Deposit Agreement and establish procedures to enable Holders to elect the receipt of the proposed distribution in cash or in additional ADSs. The Company shall assist the Depositary in establishing such procedures to the extent necessary. If a Holder elects to receive the proposed distribution (X) in cash, the distribution shall be made upon the terms described in Section 4.1 of the Deposit Agreement, or (Y) in ADSs, the distribution shall be made upon the terms described in Section 4.2 of the Deposit Agreement. Nothing herein or in the Deposit Agreement shall obligate the Depositary to make available to Holders a method to receive the elective distribution in Shares (rather than ADSs). There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Shares. Notwithstanding anything contained in the Deposit Agreement to the contrary, in the event the Company fails to give the Depositary timely notice of the proposed distribution provided for in Section 4.3 of the Deposit Agreement, the Depositary agrees to use commercially reasonable efforts to perform the actions contemplated in Section 4.3 of the Deposit Agreement, and the Company, the Holders and the Beneficial Owners acknowledge that the Depositary shall have no liability for the Depositary’s failure to perform the actions contemplated in Section 4.3 of the Deposit Agreement where such notice has not been so timely given, other than its failure to use commercially reasonable efforts, as provided herein.

(d)       Distribution of Rights to Purchase Additional ADSs: Whenever the Company intends to distribute to the holders of the Deposited Securities rights to subscribe for additional Shares, the Company shall give notice thereof to the Depositary at least sixty (60) days (or such other number of days as mutually agreed to in writing by the Depositary and the Company) prior to the proposed distribution specifying, inter alia, the record date applicable to holders of Deposited Securities entitled to receive such distribution and whether or not it wishes such rights to be made available to Holders of ADSs. Upon the timely receipt of a notice indicating that the Company wishes such rights to be made available to Holders of ADSs, the Depositary shall consult with the Company to determine, and the Company shall assist the Depositary in its determination, whether it is lawful and reasonably practicable to make such rights available to the Holders. The Depositary shall make such rights available to Holders only if (i) the Company shall have timely requested that such rights be made available to Holders, (ii) the Depositary shall have received satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement, and (iii) the Depositary shall have determined that such distribution of rights is reasonably practicable. In the event any of the conditions set forth above are not satisfied or if the Company requests that the rights not be made available to Holders of ADSs, the Depositary shall proceed with the sale of the rights as contemplated in Section 4.4(b) of the Deposit Agreement. In the event all conditions set forth above are satisfied, the Depositary shall establish the ADS Record Date (upon the terms described in Section 4.9 of the Deposit Agreement) and establish procedures to (x) distribute rights to purchase additional ADSs (by means of warrants or otherwise), (y) enable the Holders to exercise such rights (upon payment of the subscription price and of the applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes), and (z) deliver ADSs upon the valid exercise of such rights. The Company shall assist the Depositary to the extent necessary in establishing such procedures. Nothing herein or in the Deposit Agreement shall obligate the Depositary to make available to the Holders a method to exercise rights to subscribe for Shares (rather than ADSs).

If (i) the Company does not timely request the Depositary to make the rights available to Holders or requests that the rights not be made available to Holders, (ii) the Depositary fails to receive satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement, or determines it is not reasonably practicable to make the rights available to Holders, or (iii) any rights made available are not exercised and appear to be about to lapse, the Depositary shall determine whether it is lawful and reasonably practicable to sell such rights, in a riskless principal capacity, at such place and upon such terms (including public or private sale) as it may deem practicable. The Company shall assist the Depositary to the extent necessary to determine such legality and practicability. The Depositary shall, upon such sale, convert and distribute proceeds of such sale (net of applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes) upon the terms hereof and of Section 4.1 of the Deposit Agreement.

If the Depositary is unable to make any rights available to Holders upon the terms described in Section 4.4(a) of the Deposit Agreement or to arrange for the sale of the rights upon the terms described in Section 4.4(b) of the Deposit Agreement, the Depositary shall allow such rights to lapse.

The Depositary shall not be liable for (i) any failure to accurately determine whether it may be lawful or practicable to make such rights available to Holders in general or any Holders in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or exercise, or (iii) the content of any materials forwarded to the Holders on behalf of the Company in connection with the rights distribution.

Notwithstanding anything herein or in Section 4.4 of the Deposit Agreement to the contrary, if registration (under the Securities Act or any other applicable law) of the rights or the securities to which any rights relate may be required in order for the Company to offer such rights or such securities to Holders and to sell the securities represented by such rights, the Depositary will not distribute such rights to the Holders (i) unless and until a registration statement under the Securities Act (or other applicable law) covering such offering is in effect or (ii) unless the Company furnishes the Depositary opinion(s) of counsel for the Company in the United States and counsel to the Company in any other applicable country in which rights would be distributed, in each case satisfactory to the Depositary, to the effect that the offering and sale of such securities to Holders and Beneficial Owners are exempt from, or do not require registration under, the provisions of the Securities Act or any other applicable laws.

In the event that the Company, the Depositary or the Custodian shall be required to withhold and does withhold from any distribution of Deposited Property (including rights) an amount on account of taxes or other governmental charges, the amount distributed to the Holders of ADSs shall be reduced accordingly. In the event that the Depositary determines that any distribution of Deposited Property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such Deposited Property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay any such taxes or charges.

There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to receive or exercise rights on the same terms and conditions as the holders of Shares or be able to exercise such rights. Nothing herein or in the Deposit Agreement shall obligate the Company to file any registration statement in respect of any rights or Shares or other securities to be acquired upon the exercise of such rights.

(e)       Distributions Other Than Cash, Shares or Rights to Purchase Shares: Whenever the Company intends to distribute to the holders of Deposited Securities property other than cash, Shares or rights to purchase additional Shares, the Company shall give timely notice thereof to the Depositary and shall indicate whether or not it wishes such distribution to be made to Holders of ADSs. Upon receipt of a notice indicating that the Company wishes such distribution to be made to Holders of ADSs, the Depositary shall consult with the Company, and the Company shall assist the Depositary, to determine whether such distribution to Holders is lawful and reasonably practicable. The Depositary shall not make such distribution unless (i) the Company shall have requested the Depositary to make such distribution to Holders, (ii) the Depositary shall have received satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement, and (iii) the Depositary shall have determined that such distribution is reasonably practicable. Upon satisfaction of such conditions, the Depositary shall distribute the property so received to the Holders of record, as of the ADS Record Date, in proportion to the number of ADSs held by them respectively and in such manner as the Depositary may deem practicable for accomplishing such distribution (i) upon receipt of payment or net of the applicable fees and charges of, and expenses incurred by, the Depositary, and (ii) net of any applicable taxes withheld. The Depositary may dispose of all or a portion of the property so distributed and deposited, in such amounts and in such manner (including public or private sale) as the Depositary may deem practicable or necessary to satisfy any taxes (including applicable interest and penalties) or other governmental charges applicable to the distribution.

If the conditions above are not satisfied, the Depositary shall sell or cause such property to be sold in a public or private sale, at such place or places and upon such terms as it may deem practicable and shall (i) cause the proceeds of such sale, if any, to be converted into Dollars and (ii) distribute the proceeds of such conversion received by the Depositary (net of applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes) to the Holders as of the ADS Record Date upon the terms hereof and of the Deposit Agreement. If the Depositary is unable to sell such property, the Depositary may dispose of such property for the account of the Holders in any way it deems reasonably practicable under the circumstances.

Neither the Depositary nor the Company shall be liable for (i) any failure to accurately determine whether it is lawful or practicable to make the property described in Section 4.5 of the Deposit Agreement available to Holders in general or any Holders in particular, nor (ii) any loss incurred in connection with the sale or disposal of such property.

(16)           Redemption. If the Company intends to exercise any right of redemption in respect of any of the Deposited Securities, the Company shall give notice thereof to the Depositary at least sixty (60) days (or such other number of days as mutually agreed to in writing by the Depositary and the Company) prior to the intended date of redemption which notice shall set forth the particulars of the proposed redemption. Upon timely receipt of (i) such notice and (ii) satisfactory documentation given by the Company to the Depositary within the terms of Section 5.7 of the Deposit Agreement, and only if the Depositary shall have determined that such proposed redemption is practicable, the Depositary shall provide to each Holder a notice setting forth the intended exercise by the Company of the redemption rights and any other particulars set forth in the Company’s notice to the Depositary. The Depositary shall instruct the Custodian to present to the Company the Deposited Securities in respect of which redemption rights are being exercised against payment of the applicable redemption price. Upon receipt of confirmation from the Custodian that the redemption has taken place and that funds representing the redemption price have been received, the Depositary shall convert, transfer, and distribute the proceeds (net of applicable (a) fees and charges of, and the expenses incurred by, the Depositary, and (b) taxes), retire ADSs and cancel ADRs, if applicable, upon delivery of such ADSs by Holders thereof and the terms set forth in Sections 4.1 and 6.2 of the Deposit Agreement. If less than all outstanding Deposited Securities are redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as may be determined by the Depositary. The redemption price per ADS shall be the dollar equivalent of the per share amount received by the Depositary (adjusted to reflect the ADS(s)-to-Share(s) ratio) upon the redemption of the Deposited Securities represented by ADSs (subject to the terms of Section 4.8 of the Deposit Agreement and the applicable fees and charges of, and expenses incurred by, the Depositary, and applicable taxes) multiplied by the number of Deposited Securities represented by each ADS redeemed.

Notwithstanding anything contained in the Deposit Agreement to the contrary, in the event the Company fails to give the Depositary timely notice of the proposed redemption provided for in Section 4.7 of the Deposit Agreement, the Depositary agrees to use commercially reasonable efforts to perform the actions contemplated in Section 4.7 of the Deposit Agreement, and the Company, the Holders and the Beneficial Owners acknowledge that the Depositary shall have no liability for the Depositary’s failure to perform the actions contemplated in Section 4.7 of the Deposit Agreement where such notice has not been so timely given, other than its failure to use commercially reasonable efforts, as provided herein.

(17)           Fixing of ADS Record Date. Whenever the Depositary shall receive notice of the fixing of a record date by the Company for the determination of holders of Deposited Securities entitled to receive any distribution (whether in cash, Shares, rights, or other distribution), or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of, or solicitation of consents or proxies of, holders of Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the Depositary shall fix the record date (the “ADS Record Date”) for the determination of the Holders of ADS(s) who shall be entitled to receive such distribution, to give instructions for the exercise of voting rights at any such meeting, to give or withhold such consent, to receive such notice or solicitation or to otherwise take action, or to exercise the rights of Holders with respect to such changed number of Shares represented by each ADS. The Depositary shall make reasonable efforts to establish the ADS Record Date as closely as practicable to the applicable record date for the Deposited Securities (if any) set by the Company in England and Wales and shall not announce the establishment of any ADS Record Date prior to the relevant corporate action having been made public by the Company (if such corporate action affects the Deposited Securities). Subject to applicable law, the provisions of Section 4.1 through 4.8 of the Deposit Agreement and to the other terms and conditions of the Deposit Agreement, only the Holders of ADSs at the close of business in New York on such ADS Record Date shall be entitled to receive such distribution, to give such voting instructions, to receive such notice or solicitation, or otherwise take action.

(18)           Voting of Deposited Securities. As soon as practicable after receipt of notice of any meeting at which the holders of Deposited Securities are entitled to vote, or of solicitation of consents or proxies from holders of Deposited Securities, the Depositary shall fix the ADS Record Date in respect of such meeting or solicitation of consent or proxy in accordance with Section 4.9 of the Deposit Agreement. The Depositary shall, if requested by the Company in writing in a timely manner (the Depositary having no obligation to take any further action if the request shall not have been received by the Depositary at least thirty (30) days prior to the date of such vote or meeting), at the Company’s expense and provided no U.S. legal prohibitions exist, distribute to Holders as of the ADS Record Date: (a) such notice of meeting or solicitation of consent or proxy, (b) a statement that the Holders at the close of business on the ADS Record Date will be entitled, subject to any applicable law, the provisions of the Deposit Agreement, the Articles of Association of the Company and the provisions of or governing the Deposited Securities (which provisions, if any, shall be summarized in pertinent part by the Company), to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such Holder’s ADSs, and (c) a brief statement as to the manner in which such voting instructions may be given to the Depositary or in which voting instructions may be deemed to have been given in accordance with Section 4.10 of the Deposit Agreement if no instructions are received prior to the deadline set for such purposes to the Depositary to give a discretionary proxy to a person designated by the Company.

Notwithstanding anything contained in the Deposit Agreement or any ADR, with the Company’s prior written consent, the Depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of Deposited Securities, distribute to the Holders a notice that provides Holders with, or otherwise publicizes to Holders, instructions on how to retrieve such materials or receive such materials upon request (e.g., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

The Depositary has been advised by the Company that under the Articles of Association of the Company as in effect on the date of the Deposit Agreement, voting at any meeting of shareholders of the Company is by show of hands unless (before or upon the declaration of the result of the show of hands) a poll is demanded. The Depositary will not join in demanding a poll, whether or not requested to do so by Holders of ADSs. Under the Articles of Association of the Company as in effect on the date of the Deposit Agreement, a poll may be demanded by (a) the chairman of the Company’s board of directors, (b) not fewer than five shareholders present in person or by proxy and having the right to vote at the meeting, (c) any shareholder(s) present in person or by proxy and representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any shares held in treasury), or (d) any shareholder(s) present in person or by proxy and holding shares in the Company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right (excluding any shares held in treasury).

Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities. Upon the timely receipt from a Holder of ADSs as of the ADS Record Date of voting instructions in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, Articles of Association of the Company and the provisions of the Deposited Securities, to vote, or cause the Custodian to vote, the Deposited Securities (in person or by proxy) represented by such Holder’s ADSs as follows: (a) in the event voting takes place at a shareholders’ meeting by a show of hands, the Depositary will instruct the Custodian to vote all Deposited Securities in accordance with the voting instructions received from a majority of Holders of ADSs who provided voting instructions, and (b) in the event voting takes place at a shareholders’ meeting by poll, the Depositary will instruct the Custodian to vote the Deposited Securities in accordance with the voting instructions received from the Holders of ADSs. If voting is by poll and the Depositary does not receive voting instructions from a Holder as of the ADS Record Date on or before the date established by the Depositary for such purpose, such Holder shall be deemed, and the Depositary shall deem such Holder, to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities; provided, however, that no such discretionary proxy shall be given by the Depositary with respect to any matter to be voted upon as to which the Company informs the Depositary that (a) the Company does not wish such proxy to be given, (b) substantial opposition exists, or (c) the rights of holders of Deposited Securities may be adversely affected.

Neither the Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting and neither the Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of, for purposes of establishing a quorum or otherwise, the Deposited Securities represented by ADSs, except pursuant to and in accordance with the voting instructions timely received from Holders or as otherwise contemplated in the Deposit Agreement or herein. If the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder’s ADSs, the Depositary will deem such Holder (unless otherwise specified in the notice distributed to Holders) to have instructed the Depositary to vote in favor of the items set forth in such voting instructions. Deposited Securities represented by ADSs for which no timely voting instructions are received by the Depositary from the Holder shall not be voted (except (a) in the case voting is by show of hands, in which case the Depositary will instruct the Custodian to vote all Deposited Securities in accordance with the voting instructions received from a majority of Holders of ADSs who provided voting instructions, and (b) as contemplated in Section 4.10 of the Deposit Agreement). Notwithstanding anything else contained herein, the Depositary shall, if so requested in writing by the Company, represent all Deposited Securities (whether or not voting instructions have been received in respect of such Deposited Securities from Holders as of the ADS Record Date) for the sole purpose of establishing quorum at a meeting of shareholders.

Notwithstanding anything else contained in the Deposit Agreement or any ADR, the Depositary shall not have any obligation to take any action with respect to any meeting, or solicitation of consents or proxies, of holders of Deposited Securities if the taking of such action would violate U.S. laws. The Company agrees to take any and all actions reasonably necessary and as permitted by the laws of England and Wales to enable Holders and Beneficial Owners to exercise the voting rights accruing to the Deposited Securities and to deliver to the Depositary an opinion of U.S. counsel addressing any actions requested to be taken if so requested by the Depositary.

There can be no assurance that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable the Holder to return voting instructions to the Depositary in a timely manner.

(19)           Changes Affecting Deposited Securities. Upon any change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger, consolidation or sale of assets affecting the Company or to which it is a party, any property which shall be received by the Depositary or the Custodian in exchange for, or in conversion of, or replacement of, or otherwise in respect of, such Deposited Securities shall, to the extent permitted by law, be treated as new Deposited Property under the Deposit Agreement, and the ADSs shall, subject to the provisions of the Deposit Agreement, any ADR(s) evidencing such ADSs and applicable law, represent the right to receive such additional or replacement Deposited Property. In giving effect to such change, split-up, cancellation, consolidation or other reclassification of Deposited Securities, recapitalization, reorganization, merger, consolidation or sale of assets, the Depositary may, with the Company’s approval, and shall, if the Company shall so request, subject to the terms of the Deposit Agreement (including, without limitation, (a) the applicable fees and charges of, and expenses incurred by, the Depositary, and (b) applicable taxes) and receipt of an opinion of counsel to the Company satisfactory to the Depositary that such actions are not in violation of any applicable laws or regulations, (i) issue and deliver additional ADSs as in the case of a stock dividend on the Shares, (ii) amend the Deposit Agreement and the applicable ADRs, (iii) amend the applicable Registration Statement(s) on Form F-6 as filed with the Commission in respect of the ADSs, (iv) call for the surrender of outstanding ADRs to be exchanged for new ADRs, and (v) take such other actions as are appropriate to reflect the transaction with respect to the ADSs. The Company agrees to, jointly with the Depositary, amend the Registration Statement on Form F-6 as filed with the Commission to permit the issuance of such new form of ADRs. Notwithstanding the foregoing, in the event that any Deposited Property so received may not be lawfully distributed to some or all Holders, the Depositary may, with the Company’s approval, and shall, if the Company requests, subject to receipt of an opinion of Company’s counsel satisfactory to the Depositary that such action is not in violation of any applicable laws or regulations, sell such Deposited Property at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes) for the account of the Holders otherwise entitled to such Deposited Property upon an averaged or other practicable basis without regard to any distinctions among such Holders and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to Section 4.1 of the Deposit Agreement. The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or practicable to make such Deposited Property available to Holders in general or to any Holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such Deposited Property.

(20)           Exoneration. Notwithstanding anything contained in the Deposit Agreement or any ADR, neither the Depositary nor the Company shall be obligated to do or perform any act which is inconsistent with the provisions of the Deposit Agreement or incur any liability (i) if the Depositary or the Company shall be prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement or this ADR, by reason of any provision of any present or future law or regulation of the United States, England and Wales or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of potential criminal or civil penalties or restraint, or by reason of any provision, present or future, of the Articles of Association of the Company or any provision of or governing any Deposited Securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, acts of terrorism, revolutions, rebellions, explosions and computer failure), (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in the Articles of Association of the Company or provisions of or governing Deposited Securities, (iii) for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, any Beneficial Owner or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information, (iv) for the inability by a Holder or Beneficial Owner to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Holders of ADSs, or (v) for any consequential or punitive damages (including lost profits) for any breach of the terms of the Deposit Agreement.

The Depositary, its controlling persons, its agents, any Custodian and the Company, its controlling persons and its agents may rely and shall be protected in acting upon any written notice, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement or this ADR.

(21)           Standard of Care. The Company and the Depositary assume no obligation and shall not be subject to any liability under the Deposit Agreement or any ADRs to any Holder(s) or Beneficial Owner(s), except that the Company and the Depositary agree to perform their respective obligations specifically set forth in the Deposit Agreement or the applicable ADRs without negligence or bad faith.

Without limitation of the foregoing, neither the Depositary, nor the Company, nor any of their respective controlling persons, or agents, shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Property or in respect of the ADSs, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required (and no Custodian shall be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary).

The Depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and without negligence and in accordance with the terms of the Deposit Agreement. The Depositary shall not incur any liability for any failure to accurately determine that any distribution or action may be lawful or reasonably practicable, for the content of any information submitted to it by the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Property, for the validity or worth of the Deposited Property or for any tax consequences that may result from the ownership of ADSs, Shares or other Deposited Property, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement, for the failure or timeliness of any notice from the Company, or for any action of or failure to act by, or any information provided or not provided by, DTC or any DTC Participant.

The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

The Depositary shall not be liable for any acts or omissions made by a predecessor depositary whether in connection with an act or omission of the Depositary or in connection with any matter arising wholly prior to the appointment of the Depositary or after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

(22)           Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of resignation delivered to the Company, such resignation to be effective on the earlier of (i) the 90th day after delivery thereof to the Company (whereupon the Depositary shall be entitled to take the actions contemplated in Section 6.2 of the Deposit Agreement), or (ii) upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.

The Depositary may at any time be removed by the Company by written notice of such removal, which removal shall be effective on the later of (i) the 90th day after delivery thereof to the Depositary (whereupon the Depositary shall be entitled to take the actions contemplated in Section 6.2 of the Deposit Agreement), or (ii) upon the appointment by the Company of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.

In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, the City of New York. Every successor depositary shall be required by the Company to execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed (except as required by applicable law), shall become fully vested with all the rights, powers, duties and obligations of its predecessor (other than as contemplated in Sections 5.8 and 5.9 of the Deposit Agreement). The predecessor depositary, upon payment of all sums due it and on the written request of the Company, shall, (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than as contemplated in Sections 5.8 and 5.9 of the Deposit Agreement), (ii) duly assign, transfer and deliver all of the Depositary’s right, title and interest to the Deposited Property to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding ADSs and such other information relating to ADSs and Holders thereof as the successor may reasonably request. Any such successor depositary shall promptly provide notice of its appointment to such Holders.

Any entity into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

(23)           Amendment/Supplement. Subject to the terms and conditions of this paragraph (23), the Deposit Agreement and applicable law, this ADR and any provisions of the Deposit Agreement may at any time and from time to time be amended or supplemented by written agreement between the Company and the Depositary in any respect which they may deem necessary or desirable without the prior written consent of the Holders or Beneficial Owners. Any amendment or supplement which shall impose or increase any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which shall otherwise materially prejudice any substantial existing right of Holders or Beneficial Owners, shall not, however, become effective as to outstanding ADSs until the expiration of thirty (30) days after notice of such amendment or supplement shall have been given to the Holders of outstanding ADSs. Notice of any amendment to the Deposit Agreement or any ADR shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders and Beneficial Owners to retrieve or receive the text of such amendment (e.g., upon retrieval from the Commission’s, the Depositary’s or the Company’s website or upon request from the Depositary). The parties hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs to be settled solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to materially prejudice any substantial rights of Holders or Beneficial Owners. Every Holder and Beneficial Owner at the time any amendment or supplement so becomes effective shall be deemed, by continuing to hold such ADSs, to consent and agree to such amendment or supplement and to be bound by the Deposit Agreement and this ADR as amended or supplemented thereby. In no event shall any amendment or supplement impair the right of the Holder to surrender such ADS and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require an amendment of, or supplement to, the Deposit Agreement to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and this ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement and this ADR in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance with such laws, rules or regulations.

(24)           Termination. The Depositary shall, at any time at the written direction of the Company, terminate the Deposit Agreement by distributing notice of such termination to the Holders of all ADSs then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination. If ninety (90) days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and, in either case, a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.4 of the Deposit Agreement, the Depositary may terminate the Deposit Agreement by distributing notice of such termination to the Holders of all ADSs then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination. The date so fixed for termination of the Deposit Agreement in any termination notice so distributed by the Depositary to the Holders of ADSs is referred to as the “Termination Date”. Until the Termination Date, the Depositary shall continue to perform all of its obligations under the Deposit Agreement, and the Holders and Beneficial Owners will be entitled to all of their rights under the Deposit Agreement.

If any ADSs shall remain outstanding after the Termination Date, the Registrar and the Depositary shall not, after the Termination Date, have any obligation to perform any further acts under the Deposit Agreement, except that the Depositary shall, subject, in each case, to the terms and conditions of the Deposit Agreement, continue to (i) collect dividends and other distributions pertaining to Deposited Securities, (ii) sell Deposited Property received in respect of Deposited Securities, (iii) deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any other Deposited Property, in exchange for ADSs surrendered to the Depositary (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the Holders and Beneficial Owners, in each case upon the terms set forth in Section 5.9 of the Deposit Agreement), and (iv) take such actions as may be required under applicable law in connection with its role as Depositary under the Deposit Agreement.

At any time after the Termination Date, the Depositary may sell the Deposited Property then held under the Deposit Agreement and shall after such sale hold un-invested the net proceeds of such sale, together with any other cash then held by it under the Deposit Agreement, in an un-segregated account and without liability for interest, for the pro rata benefit of the Holders whose ADSs have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement except (i) to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the Holders and Beneficial Owners, in each case upon the terms set forth in Section 5.9 of the Deposit Agreement), and (ii) as may be required at law in connection with the termination of the Deposit Agreement. After the Termination Date, the Company shall be discharged from all obligations under the Deposit Agreement, except for its obligations to the Depositary under Sections 5.8, 5.9 and 7.6 of the Deposit Agreement. The obligations under the terms of the Deposit Agreement of Holders and Beneficial Owners of ADSs outstanding as of the Termination Date shall survive the Termination Date and shall be discharged only when the applicable ADSs are presented by their Holders to the Depositary for cancellation under the terms of the Deposit Agreement (except as specifically provided in the Deposit Agreement).

(25)           Compliance with U.S. Securities Laws. Notwithstanding any provisions in this ADR or the Deposit Agreement to the contrary, the withdrawal or delivery of Deposited Securities will not be suspended by the Company or the Depositary except as would be permitted by Instruction I.A.(1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act.

(26)           Certain Rights of the Depositary. The Depositary, its Affiliates and their agents, on their own behalf, may own and deal in any class of securities of the Company and its Affiliates and in ADSs.

(27)           Governing Law; Waiver of Jury Trial and Jurisdiction. The Deposit Agreement and the ADRs shall be interpreted in accordance with, and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, the laws of the State of New York applicable to contracts made and to be wholly performed in that State. Notwithstanding anything contained in the Deposit Agreement, any ADR or any present or future provisions of the laws of the State of New York, the rights of holders of Shares and of any other Deposited Securities and the obligations and duties of the Company in respect of the holders of Shares and other Deposited Securities, as such, shall be governed by the laws of England and Wales (or, if applicable, such other laws as may govern the Deposited Securities).

EACH OF THE PARTIES TO THE DEPOSIT AGREEMENT (INCLUDING, WITHOUT LIMITATION, EACH HOLDER AND BENEFICIAL OWNER) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AGAINST THE COMPANY AND/OR THE DEPOSITARY ARISING OUT OF, OR RELATING TO, THE DEPOSIT AGREEMENT, ANY ADR AND ANY TRANSACTIONS CONTEMPLATED THEREIN (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR OTHERWISE).

(ASSIGNMENT AND TRANSFER SIGNATURE LINES)

FOR VALUE RECEIVED, the undersigned Holder hereby sell(s), assign(s) and transfer(s) unto ______________________________ whose taxpayer identification number is _______________________ and whose address including postal zip code is ________________, the within ADR and all rights thereunder, hereby irrevocably constituting and appointing ________________________ attorney-in-fact to transfer said ADR on the books of the Depositary with full power of substitution in the premises.

Dated:	Name: ________________________________
By:
Title:

NOTICE: The signature of the Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.

If the endorsement be executed by an attorney, executor, administrator, trustee or guardian, the person executing the endorsement must give his/her full title in such capacity and proper evidence of authority to act in such capacity, if not on file with the Depositary, must be forwarded with this ADR.
__________________________
SIGNATURE GUARANTEED
All endorsements or assignments of ADRs must be guaranteed by a member of a Medallion Signature Program approved by the Securities Transfer Association, Inc.

Legends

[The ADRs issued in respect of Partial Entitlement American Depositary Shares shall bear the following legend on the face of the ADR: “This ADR evidences ADSs representing ‘partial entitlement’ Shares of NuCana plc and as such do not entitle the holders thereof to the same per-share entitlement as other Shares (which are ‘full entitlement’ Shares) issued and outstanding at such time. The ADSs represented by this ADR shall entitle holders to distributions and entitlements identical to other ADSs when the Shares represented by such ADSs become ‘full entitlement’ Shares.”]

EXHIBIT B

Form of Depositary Notice

NOTICE OF ADS RATIO CHANGE / REVERSE SPLIT

To Holders of American Depositary Shares (“ADSs”)

of NuCana plc

Company:	NuCana plc, a public limited company incorporated under the laws of England and Wales.
Depositary:	Citibank, N.A.
Custodian:	Citibank N.A., London Branch.
Deposited Securities:	Ordinary Shares of the Company, nominal value £0.04 per share (the “Shares”).
Deposit Agreement:	Deposit Agreement, dated as of October 2, 2017, by and among the Company, the Depositary and all Holders and Beneficial Owners of American Depositary Shares issued thereunder.
ADS Symbol:	NCNA.*
Existing ADS CUSIP No.:	67022C106.*
New ADS CUSIP No.:	67022C205.*
Existing ADS ISIN:	US67022C1062.*
New ADS ISIN:	US67022C2052.*
Effective Date:	April 16, 2024.
ADS Books Closure to ADS Issuances and Cancellations:	April 11, 2024 (5:00 p.m. New York time) until April 16, 2024 (5:00 p.m. New York time).
*Each of the ADS Symbol, Existing ADS ISIN, New ADS ISIN, Existing ADS CUSIP No. and New ADS CUSIP No. are provided for convenience only and without any liability for accuracy.

The Company and the Depositary have agreed to change the Existing ADS-to-Share Ratio (the “ADS Ratio Change”) as of the Effective Date as follows:

Existing ADS-to-Share Ratio:	One (1) ADS to one (1) Share
New ADS-to-Share Ratio:	One (1) ADS to twenty-five (25) Shares

The ADS Ratio Change will result in a one-for-twenty-five reverse ADS split. Following the Effective Date, each ADS will represent twenty-five (25) Shares.

B-1

As a result of the ADS Ratio Change, the CUSIP number for the ADSs will change as follows:

Existing CUSIP No.:	67022C106

New CUSIP No.:	67022C205

You do not need to take any action for existing ADSs held in the Depository Trust Company (“DTC”) or via the Direct Registration System (the “DRS”). The new ADSs will be credited to DTC in exchange for existing ADSs for distribution to DTC participants and their client accounts. DTC participants and their clients are not required to take any affirmative actions to exchange existing ADSs for new ADSs.

No fractional ADSs will be issued. Cash in lieu of fractional entitlements to ADSs will be distributed to registered holders of ADSs at a rate based upon the net proceeds received by the Depositary for the sale of the aggregate of the fractional ADS entitlements.

The Depositary has filed (x) a form of Amendment No. 1 to the Deposit Agreement, and (y) a form of ADR that reflects the new ADS-to-Share ratio with the U.S. Securities and Exchange Commission (the “SEC”) under cover of Post-Effective Amendment No. 1 to Registration Statement on Form F-6. A copy of the filing is available from the SEC’s website at www.sec.gov under Registration Number 333-220392.

In addition to the ADS Ratio Change, Amendment No. 1 to the Deposit Agreement also eliminates the Depositary’s ability to conduct Pre-Release Transactions.

If you have any questions about the above amendment and exchange, please call Citibank ADR Shareholder Services at 1-877-248-4237. Copies of the Deposit Agreement and of Amendment No. 1 to the Deposit Agreement are available at the principal offices of the Depositary at 388 Greenwich Street, New York, NY 10013 and can also be retrieved from the SEC’s website at www.sec.gov under Registration Number 333-220392.

Citibank, N.A., as Depositary

Date: [DATE], 2024

B-2